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(BELL MICROPRODUCTS LOGO)

CONTACT: Eli Sayegh
         Director of Investor Relations
         Bell Microproducts Inc.
         (408) 451-1685
         ir@bellmicro.com

FOR IMMEDIATE RELEASE


 BELL MICROPRODUCTS ANNOUNCES INTENT TO FILE A SHELF REGISTRATION STATEMENT FOR
                A PROPOSED PUBLIC OFFERING OF UP TO $35 MILLION

SAN JOSE, CA--(July 29, 2003)-- Bell Microproducts Inc. (Nasdaq: BELM) today announced its intention to file a shelf registration statement with the Securities and Exchange Commission with respect to a proposed public offering of up to $35 million of its securities. Bell Microproducts intends to use the proceeds from the sale of the securities to fund the growth of the Company, to pay down debt, to facilitate selective acquisitions, and to fund performance improvement programs that have a rapid return on investment.

         This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The public offering of these securities will be made only by means of a prospectus following the filing of a registration statement under the Securities Act of 1933, as amended.

         The information in this announcement is forward-looking and is subject to the risk that some or all of the proposed offering will not occur as planned.

ABOUT BELL MICROPRODUCTS

         Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.


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Bell Microproducts Announces Q2 2003 Results                        Page 2 of 2
July 29, 2003


         The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.